Exhibit 10.1

Memorandum of Understanding, dated April 21, 2010,
by an between China Auto Logistics Inc. and
Chongqing Qizhong Technology Development Corporation.

MEMORANDUM OF UNDERSTANDING

This non-binding Memorandum of Understanding (this "*Memorandum*") confirms the mutual understanding of China Auto Logistics, Inc., a Nevada corporation ("*CALI*") and Chongqin Qizhong Technology Development Corporation, a Chongqin corporation ("*Goodcar*"). CALI and Goodcar are hereinafter sometimes referred to collectively as the Parties.

CALI, through its subsidiaries, engages in importing, selling, and trading automobiles in the People's Republic of China, and offers financing services, which include letter of credit issuance services, purchase deposit financing, and import duty advance services, logistic services relating to the automobile importing process, and automobile import value added services, such as customs clearance, storage, and nationwide delivery services to imported automobile distributors and agents, as well as individual customers.

Goodcar(website:www.goodcar.cn) is in the business of providing consumers with information and discounted services relating to automobiles, including but not limited to, discounted gas, parking, car washes, body-shop repair and car maintenance (the "*Business*").

This Memorandum represents the current good faith intentions of the Parties concerning the proposed acquisition (the "*Transaction*") by CALI of Goodcar's Business for an aggregate sum of Seven Million Dollars ($7,000,000), which will be paid as follows: (i) Two Million Dollars ($2,000,000) in cash. and (ii) One Million (1,000,000) shares of CALI's common stock, par value $0.001. The principal terms of the Transaction are outlined below.

We would like to proceed subject to the following terms:

1. Due Diligence Review. CALI shall have the right to conduct a review of the operating, legal and other relevant information relating to Goodcar's Business, all of which Goodcar will make available to CALI and its agents and employees upon reasonable request. Goodcar shall use its best efforts to provide all requested materials to CALI on a continuous basis. All requested materials shall be delivered either in paper format or electronically to CALI at its headquarters.

2. Definitive Agreement. The Parties agree to negotiate a definitive purchase agreement with respect to the Transaction ("*Definitive Agreement*") in good faith, subject to the terms and conditions contained herein, as well as such other terms and conditions, representations and warranties as are customary for a transaction of this nature. The closing date of the Transaction shall be on or before August 31, 2010 (the "*Closing*").

3. Transferred Assets. The assets to be acquired by CALI relate to all assets and employees associated with the Business including, without limitation, and subject to CALI's acceptance (the "*Transferred Assets*"):

- All inventory owned by Goodcar at the Closing that is useable, saleable, merchantable, and maintained in the ordinary course of Goodcar's Business and that is not defective.

- All equipment that is useable, saleable, merchantable, and maintained in the ordinary course of the Business and that is not defective.

- All customer/supplier and other information, including copies of all of Goodcar's customer and supplier lists, files and correspondence, Goodcar's sales and inventory records and all other proprietary information relating to the Business.

- All trade name and other intellectual property including patents, source code and the like.

4. Assumed Liabilities. CALI shall assume or agree to pay for or discharge when due, all liabilities or obligations of Goodcar that relate directly to the Transferred Assets existing on or before the Closing and other liabilities as agreed to by CALI.

5. Conditions to Closing. CALI's obligations to consummate the Transaction are conditioned upon, among other things: the receipt of all regulatory, Board of Director, shareholder and third-party consents, licenses and other approvals necessary for the consummation of the Transaction and for the manner in which CALI wishes to operate the Business after the Closing, and any financial information of Goodcar requested by CALI prepared in accordance with U.S. Generally Accepted Accounting Principles which shall be audited.

6. Exclusivity. Goodcar agrees that, until the earlier to occur of the Closing and receipt of notice from CALI that it does not intend to pursue the Transaction, Goodcar will not, directly or indirectly, through any representative or otherwise, including without limitations any member of the Goodcar, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of Goodcar, its assets or Business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

7. Confidentiality; Announcement. The Parties agree that neither it nor any of its affiliates will disclose to any other person (other than to its own employees, attorneys, accountants, consultants and advisors on a need to know basis, who shall be subject to and obligated to comply with this paragraph) the existence or provisions of this Memorandum or that discussions and negotiations are taking place concerning the Transaction, including making any public announcements or otherwise communicating with any news media with respect to this Memorandum (including the existence hereof) or the Transaction, without the consent of the other party, except to the extent required by applicable law, in which event the disclosing party will notify the other party in advance of any such disclosure or announcement.

8. Costs and Expenses. The Parties and its affiliates shall be responsible for and bear their own costs and expenses, including any expenses of legal counsel, accountants or other advisors, incurred at any time in connection with the pursuit or consummation of the Definitive Agreement and the Transaction.

9. Intentions of the Parties. This Memorandum constitutes only a preliminary, non-binding statement of the intentions of the Parties, does not contain all matters upon which agreement must be reached for the Transaction to be consummated and, except as specified in the last sentence of this paragraph, creates no legal obligations on the part of any party (or its affiliates) hereto. A binding commitment with respect to the Transaction will result only from the execution of the Definitive Agreement. Notwithstanding the foregoing, the provisions of paragraphs 6, 7, 8, 9 and 10 hereof will be fully binding on the Parties upon the execution hereof.

10. Amendments; Entire Agreement; Counterparts. This Memorandum (i) may only be modified by a writing executed by both of CALI and Goodcar, (ii) sets forth the entire understanding of the parties with respect to the subject matter hereof and (iii) may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement.

重庆奇忠科技发展有限公司
Chongqing Qizhong Technology Development Corporation

By: 龙洁规
Name: [_Long Jiegui]
Title: [_CEO_]

Dated: 2010年4月21日

CHINA AUTO LOGISTICS INC.

By: ____________________
Name: Tong Shiping
Title: Chief Executive Officer

Dated: ____________________